Exhibit 10.30

PERSONAL AND CONFIDENTIAL

November 24, 2015

Joe Cleary

Dear Joe,

We are pleased to extend an offer to you to join Turtle Beach Corp. (“TB” or the “Company”) under the terms and conditions as stated below.

TITLE:	Chief Accounting Officer
REPORTING TO:	John Hanson, CFO
START DATE:	TBD
COMPENSATION:	Your base salary will be $250,000 annually, paid in accordance with TB’s normal payroll practices (currently bi-weekly intervals of $9,615.38) and subject to applicable withholdings and deductions.
PREFORMANCE BONUS:
You will be eligible for a discretionary target annual Performance Bonus. Your target incentive is 30% of base salary. Your actual bonus will be based upon a variety of factors including company performance, pro-rated for partial years, and your achieving specified performance criteria to be established and approved with your manager. In the event that changes are made to any of the Bonus Plans, the changes will apply to you as they do other similarly situated employees of the Company.
Payment of your bonus will be delivered according to the regular annual incentive plan payout schedule. An annual bonus shall not be deemed earned by you until the Company has determined your entitlement to such bonus and only if you are employed by the Company (without having given or received notice of the termination of your employment) at the time such bonus is payable in accordance with the Bonus Plan and Company practices. The Company does not pay pro-rata bonuses upon departure.

SIGN ON BONUS
VACATION & SICK TIME:
You will be granted 20 paid days off per year (pro-rated based on your start date for your first year of employment), consisting of 14 vacation and 6 sick days, which are described in and governed by our standard vacation and sick day rules in effect from time to time. Upon termination of your employment for any reason, you will not be paid for any credited but unused sick days, unless otherwise required by applicable law.

BENEFITS:
At your option, and on the 1st of the month following your start date, you will be eligible to participate in our health benefit plans. The employee contribution depends on coverage election and is on a pre-tax basis. At your option, and on the 1st of the month following your start date, you may participate in the long-term disability and life insurance plans, which require employee contribution depending on coverage election and are on a post-tax basis. Following 30 days of employment, you may participate in the TB 401k plan.

PROPRIETARY INFORMATION AND EMPLOYMENT AGREEMENT:	Your employment is conditioned upon and you will be required to sign and return the enclosed Proprietary Information and Employment Agreement.
EQUITY PARTICIPATION:
You will be entitled to receive a grant of options to purchase 20,000 shares of Turtle Beach Corporation Common Stock, 25% of which will vest on the first anniversary of your first day of employment with the remainder vesting ratably each month over the following three year period, subject to the terms of any applicable agreements that you may be required to sign in connection with such options.

REPRESENTATION:
You represent that you are free to accept employment with TB and have no duties or obligations to any person or entity, by agreement or otherwise, that would prevent or impair you from fully performing your duties and responsibilities to TB.

POLICIES & PROCEDURES:
You will be required to comply with TB policies and procedures for employees as they may be in effect from time to time, which include, among other things, your obligations to comply with TB rules regarding confidential and proprietary information and trade secrets, and to furnish accurate and complete information to TB in connection with your application for employment.

CONFIDENTIALITY:
You agree not to disclose the terms of this letter to anyone, other than to your immediate family, your tax advisors and legal counsel (provided each such person agrees to maintain the confidentiality of the disclosed terms), or as otherwise required by law.

We look forward to having you join the Company and anticipate a long and mutually beneficial relationship.

Should you accept this offer and begin employment with the Company you retain the right to resign without cause. There is no fixed duration for your employment. In accepting this offer you acknowledge and agree that your employment with the Company is at will and may be terminated by the Company at any time, with or without notice, and for any or no reason. In accepting this offer you acknowledge that, apart from this letter (and the Proprietary Information and Employment Agreement), there is not and shall not be any written contract between you and the Company concerning this offer of employment, and that this letter does not guarantee employment for any definite or specific term or duration or at any particular level of benefits or compensation. As an at will employee, the Company, in its sole discretion, may terminate or amend any of the terms of your employment at any time. This offer is further conditioned on completion of a satisfactory background check.

By signing and returning this letter you confirm that its contents accurately summarize the current understanding between you and the Company and that you accept and agree to the terms as stated above.

Sincerely,

Turtle Beach Corporation

Acknowledged & Agreed: /s/ Joe Cleary________________    Date: ______________________
Joe Cleary